EXHIBIT 10.1
January 1, 2016
William H. Carter
c/o Hexion Inc.
180 East Broad Street
Columbus, Ohio 43215-3799

Dear Bill:
This letter agreement (this “Agreement”) sets forth certain terms and conditions relating to your retirement from Hexion Inc., a New Jersey corporation (the “Company”). Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning attributed to them in the Amended and Restated Employment Agreement between the Company and you, dated as of August 12, 2004 (the “Employment Agreement”).
For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and you hereby agree as follows:
1.Retirement.

(a)You shall remain continuously employed in active service through and including January 1, 2016 (the “Retirement Date”). Effective as of the Retirement Date and without further action by any person, your employment with the Company shall end and you shall be deemed to have relinquished any and all titles, positions and appointments with the Company, Hexion Holdings LLC (“Parent”) or any of their respective subsidiaries or affiliates (collectively, the “Company Group”), whether as an officer, director, employee, consultant, agent, trustee or otherwise, except for those positions set forth on Schedule A hereto. You agree to execute such documents promptly as may be requested by the Company to evidence your separation from employment and cessation of service on the Retirement Date. The parties agree that the cessation of your employment is due to your voluntary resignation upon retirement.

(b)You shall be entitled to receive the following, provided that your receipt of the payments and benefits referenced in Sections 1(b)(iii) and (iv) below are subject to your satisfaction of the conditions in Section 1(d) hereof:

(i)	continued payments of your Annual Base Salary through the Retirement Date;

(ii)
prompt reimbursement of expenses incurred in the course of and for the purposes of your employment that have been submitted prior to, and are unpaid as of, the Retirement Date, or have been properly submitted within 30 days following the Retirement Date;

(iii)
payment of your incentive bonus under Parent’s 2015 Incentive Compensation Plan, as if you had remained employed through the payment date and subject to achievement of the applicable performance targets and other terms and conditions of the plan, such incentive bonus to be payable in 2016 in a lump sum at the same time bonuses are generally paid to other incentive plan participants;

(iv)
payment of the portion of your “Target Award” payable in April 2016 under Section 3(b) of the 2014 Cash-Based Long-Term Incentive Award Agreement between the Company and you, granted under Parent’s Long-Term Cash Incentive Plan, as if you had remained employed through the payment date and subject to the other terms and conditions of the plan and your award agreement;

(v)	the Health & Welfare Benefits and Retirement Benefits as set forth in the Total Rewards Information document prepared for and provided to you;

(vi)
payment of your vested benefits under the Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, in accordance with the terms thereof (including, for the avoidance of doubt, employer contributions made thereunder in respect of fiscal 2015; and

(vii)
distribution of your “Deferred Compensation Account” under the BHI Acquisition Corp. 2004 Deferred Compensation Plan, in accordance with the terms thereof, in a single lump sum payment in the form of 192,969 Common Units in Parent.

(c)You have received equity awards under the BHI Acquisition Corp. 2004 Stock Incentive Plan (the “2004 Plan”) and the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Plan”), which are set forth on Schedule B hereto. With respect to those awards, we agree, subject to your satisfaction of the conditions in Section 1(d) hereof, that:

(i)
notwithstanding anything to the contrary in your August 12, 2004 award agreement granted under the 2004 Plan, your vested option to acquire 482,422 Common Units in Parent granted pursuant thereto shall remain exercisable and expire on December 31, 2017 (i.e., the existing expiration date of the option, as previously modified), subject to earlier cancellation under the 2004 Plan;

(ii)	with respect to your option granted pursuant to your February 23, 2011 award agreement under the 2011 Plan, notwithstanding anything in such award agreement to the contrary:

(A)     the unvested Tranche B and Tranche C portions of your option with respect to 232,400 Common Units in Parent granted pursuant thereto shall continue to be eligible to vest on the terms and conditions set forth in such award agreement, as if you had remained employed through the earlier of (i) the applicable vesting date and (ii) December 31. 2020; and
(B)     the vested Tranche A portion of your option with respect to 232,401 Common Units in Parent granted pursuant thereto, as well as any unvested Tranche B and Tranche C portions of your option which may become vested, shall remain exercisable and shall expire on December 31, 2020, subject to earlier cancellation under the 2011 Equity Plan;

(iii)	with respect to your option granted pursuant to your March 8, 2013 award agreement under the 2011 Plan, notwithstanding anything in such award agreement to the contrary:

(A)     the unvested portion of your option with respect to 178,856 Common Units in Parent granted pursuant thereto shall continue to be eligible to vest on December 31, 2016 in accordance with the terms and conditions set forth in such award agreement, as if you had remained employed through such date; and
(B)    the vested portion of your option with respect to 536,559 Common Units in Parent granted pursuant thereto, as well as the unvested portion of your option which becomes vested on December 31, 2016, shall remain exercisable and shall expire on December 31, 2020, subject to earlier cancellation under the 2011 Equity Plan; and

(iv)
your 77,466 unvested restricted deferred units granted pursuant to your February 23, 2011 award agreement under the 2011 Plan, as well as your 564,913 unvested restricted deferred units granted pursuant to your March 8, 2013 award agreement under the 2011 Plan, shall continue to be eligible to vest on the terms and conditions set forth in the respective award agreements, as if you had remained employed, through the earlier of (i) the applicable vesting date and (ii) December 31, 2020.

You currently hold 77,468 Common Units in Parent acquired from previously settled restricted deferred units, which shall remain unaffected by your separation from employment.
For the avoidance of doubt, the parties intend that the extended term of your options as described above shall be compliant with Section 409A of the U.S. Internal Revenue Code, as amended, and in no event shall such term be extended beyond the original expiration date of such option.
(d)Notwithstanding anything to the contrary herein, in order to receive the payments and benefits referenced in Sections 1(b)(iii), 1(b)(iv) and 1(c), you must:

(i)
enter into this Agreement on January 1, 2016 and not revoke the Release (as defined in Section 4(a) hereof) prior to the expiration of the applicable Revocation Period (as defined in Section 4(f) hereof), such that the Release shall be effective and irrevocable no later than January 9, 2016; and

(ii)	continue compliance with the terms and conditions set forth herein (including, without limitation, Section 2 hereof).

(e)You acknowledge and agree that, except as otherwise set forth in this Agreement, no member of the Company Group owes you any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, profits interests, stock options, warrants, restricted stock units, other equity or equity-based awards, severance, reimbursement of expenses or commissions of any kind whatsoever, whether under contract or arising under applicable law or regulations.

(f)You acknowledge and agree that the continued payment of any and all payments and benefits to which you are entitled under this Agreement are conditional upon and subject to your compliance with the restrictive covenants set forth in Sections 5, 6 and 7 of the Employment Agreement the “Restrictive Covenants”). In the event of your breach of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, unless otherwise expressly provided by applicable law, the Company’s obligation to make further payments under this Agreement shall cease upon the date of such breach.

(g)The Employment Agreement shall terminate upon the Retirement Date, without any further force or effect, except that Sections 5, 6, 7 and 10 of the Employment Agreement shall survive.

2.Agreements and Acknowledgements. As an inducement to the willingness of the Company to enter into this Agreement, and as a condition to the Company’s agreements under Section 1 above, you hereby agree as follows:

(a)Communications. The Company and you shall cooperate with respect to communications you may have with employees, clients, trade associations, the press, media, analysts, or current or potential debt or equity investors in any member of the Company Group with respect to the confidential business of the Company Group, and your employment with (and separation from) the Company, including, without limitation, communications with respect to the terms, conditions and circumstances of this Agreement.

(b)Authority. Effective as of the date hereof, you shall have no authority to act on behalf of any member of the Company Group, and shall not hold yourself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

(c)Return of Property. As of the Retirement Date, you shall have delivered to the Company and retained no copies of any notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company Group, in whatever form (including electronic), and all copies thereof, that were received or created by you while an employee of the Company Group (including, without limitation, Confidential Information and Inventions). You agree that all such material is and shall remain the property of the Company Group. You may nonetheless retain copies of documents relating to your compensation or your personal entitlements and obligations.

(d)Confidentiality. You agree that the terms of this Agreement are confidential and you agree not to disclose any information contained in this Agreement to anyone, other than to your lawyer, financial advisor or immediate family members (all of whom shall agree to keep the terms of this Agreement confidential), to enforce this Agreement, to respond to a valid subpoena or other legal process or as required by law; provided, that, to the extent permitted by law, you will notify the Company prior to any such disclosure.

3.No Effect on Other Rights and Obligations.

Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended to modify any rights to which you may be entitled under the by-laws and other constituent documents of any member of the Company Group.
4.Release of Claims.

(a)You, on your own behalf and on behalf of your descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (the “Releasors”), in consideration for the amounts payable and benefits to be provided to you hereunder, hereby unconditionally and irrevocably (subject to Section 4(f)) covenant not to sue or pursue any litigation against, and waive, release and discharge the Company, its direct and indirect parent, assigns, subsidiaries, affiliates (including, without limitation, Parent), predecessors and successors, and the past and present shareholders, partners, employees, officers, directors, members, representatives and agents of any of them (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that you ever had, now have or shall or may have or assert in the future, by reason of facts or omissions which have occurred on or prior to the date you sign this Agreement, against the Releasees (collectively, “Claims”), including, without limiting the generality of the foregoing, (x) any and all Claims relating to your employment with the Company Group or the separation therefrom or your service as an officer or director of any member of the Company Group or the separation from such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or separation from employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, whistleblowing, and any related claims for attorneys’ fees and costs and (y) any and all Claims with respect to any equity, equity-based or other incentive compensation, other than any vested equity and other rights retained by you pursuant to Section 1(c) hereof (the “Release”); provided, however, that nothing herein shall release the Company from any of its obligations to you under this Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release is conditioned), any rights you may have as a holder of Common Units in Parent under Parent’s Limited Liability Agreement, any rights you may have under the Company’s 401(k) plan, any rights you may have to indemnification under any insurance coverage or other benefits under any directors and officers insurance or similar policies, or any rights which may not be released as a matter of law.

(b)You further agree that this Section 4 may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by you or your heirs or assigns. You understand and confirm that you are executing this Agreement voluntarily and knowingly, but that this Section 4 does not affect your right to claim otherwise under ADEA. In addition, you shall not be precluded by this Section 4 from filing a charge with any relevant Federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

(c)In furtherance of the agreements set forth above, you hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that you now know or believe to be true, with respect to the matters released herein. Nevertheless, it is your intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

(d)You represent and acknowledge that none of the Releasors have filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state or federal agency, court or other body (each individually, an “Action”). You represent that you are not aware of any basis on which such an Action could reasonably be instituted. You further acknowledge and agree that (i) you will not initiate or cause to be initiated on your behalf any Action and will not participate in any Action, in each case, except as required by law, and (ii) you waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Action, including, without limitation, any Action conducted by the Equal Employment Opportunity Commission. Further, you understand that, by executing this Release, you will be limiting the availability of certain remedies that you may have against the Releasees and also limiting your ability to pursue certain claims against the Releasees.

(e)The Company’s offer to you of this Agreement and the payments and benefits set forth herein are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. You represent and acknowledge that you have not filed or caused to be filed any charges, complaints, claims, actions, proceedings or demands for arbitration of any kind in any forum against any Releasee.

(f)You acknowledge that you have been offered and have waived a period of time of at least 21 days to consider whether to sign this Agreement, and the Company agrees that you may cancel the Release and this Section 4 at any time during the seven days following the date on which this Agreement has been signed by all parties to this Agreement (the “Revocation Period”). In order to cancel or revoke the Release and this Section 4, you must deliver to the Company’s General Counsel written notice stating that you are canceling or revoking the Release and this Section 4 during the Revocation Period. If the Release and this Section 4 are timely cancelled or revoked, none of the provisions of this Section 4 shall be effective or enforceable, and the Company shall not be obligated to make the payments to you or to provide you with the benefits identified in Sections 1(b)(iii), 1(b)(iv) and 1(c). You acknowledge that, even if the Release and this Section 4 are cancelled or revoked by you, the provisions of Section 1(a) hereof shall remain in full force and effect.

(g)You acknowledge and agree that you have entered into this Agreement knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Agreement, including this Section 4.

5.Miscellaneous.

(a)Amendment; No Waiver. (i) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company (other than you). (ii) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer of the Company as may be specifically designated by the Company’s board of directors. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(b)Section 409A of the Code. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and you agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and you shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of you in connection with the Agreement, as amended by this Amendment, (including any taxes, penalties and interest under Section 409A), and no member of the Company Group shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “separation from employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to you as promptly as practicable, and in all events on or before the last day of the third taxable year of you following the taxable year of the Company in which your employment terminated.

(c)Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable.

(d)Assignment. (i) This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you, except for (A) the assignment by will or the laws of descent and distribution of any accrued pecuniary interest held by you, and (B) any assignment or transfer that may be permitted under the express terms of the applicable benefit plan or agreement. Any assignment in violation of this Agreement shall be void. (ii) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death, your estate and heirs in the case of any payments due to you hereunder). (iii) You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

(e)Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid,

by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:
Hexion Inc.
180 East Broad Street
Columbus, Ohio 43215-3799
Attention: General Counsel

If to you: To the most recent address listed on the Company’s books and records.

(f)Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Any such determination pertaining to the Restrictive Covenants shall be addressed as per the severability provisions of the applicable documents. Upon such determination that any other term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

(h)Governing Law; No Construction against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(i)Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(j)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Please indicate your understanding and acceptance of this Agreement by executing below on both copies, and retaining one fully executed original for your files and returning one fully executed original to me.
Bill, thank you again for all of your years of dedicated service and best wishes to you and your family.

Very truly yours,
HEXION INC.

By: /s/  Craig O. Morrison
Craig O. Morrison
President and Chief Executive Officer

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/  William H. Carter
William H. Carter

Date: January 1, 2016

Schedule A
CONTINUING DIRECTORSHIPS

Hexion 2 U.S. Finance Corp.                    Director

Hexion Escrow Corporation                    Director

Azucar Holdings, LLC                        Manager

Schedule B
EQUITY AWARDS

BHI Acquisition Corp. 2004 Stock Incentive Plan Nonqualified Stock Options

Vested Options	482,422

Options are exercisable at $6.22 per unit and will expire upon the earlier to occur of (i) the 90th day following a Termination of Relationship or (ii) December 31, 2017.

Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan Grant Date: February 23, 2011 Nonqualified Stock Options

Tranche B & C Options (0% Vested)	232,400

The Tranche B Options vest upon the earlier to occur of (i) the two-year anniversary of the date that upon which or following a Realization Event a Common Unit Value of $10.00 is met or exceeded; or (ii) the six-month anniversary of the date upon which or following a Complete Change in Control a Common Unit Value of $10.00 is met or exceeded.

The Tranche C Options vest upon the earlier to occur of (i) the two-year anniversary of the date that upon which or following a Realization Event a Common Unit Value of $15.00 is met or exceeded; or (ii) the six-month anniversary of the date upon which or following a Complete Change in Control a Common Unit Value of $15.00 is met or exceeded.

To the extent vested, the Options are exercisable at $4.85 per unit and will expire upon the earlier to occur of (i) the 90th day following a Termination of Relationship or (ii) February 23, 2021.

Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan Grant Date: February 23, 2011 Nonqualified Stock Options

Tranche A Options (100% Vested)	232,401

To the extent vested, the Options are exercisable at $4.85 per unit and will expire upon the earlier to occur of (i) the 90th day following a Termination of Relationship or (ii) February 23, 2021.

Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan Grant Date: March 8, 2013 Nonqualified Stock Options

Tranche A Options (75% Vested at 12/31/2015)	536,561
Tranche A Options (25% Unvested)	178,854

The Tranche A Options vest 25% each on December 31 of 2013, 2014, 2015 and 2016.

To the extent vested, the Options are exercisable at $1.42 per unit and will expire upon the earlier to occur of (i) the 90th day following a Termination of Relationship or (ii) March 8, 2023.

Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan Grant Date: February 23, 2011 Restricted Deferred Units (RDU's)

Tranche B & C RDU's (0% Vested)	77,466

The Tranche B RDU's vest upon the earlier to occur of (i) the two-year anniversary of the date that upon which or following a Realization Event a Common Unit Value of $10.00 is met or exceeded; or (ii) the six-month anniversary of the date upon which or following a Complete Change in Control a Common Unit Value of $10.00 is met or exceeded.

The Tranche C RDU's vest upon the earlier to occur of (i) the two-year anniversary of the date that upon which or following a Realization Event a Common Unit Value of $15.00 is met or exceeded; or (ii) the six-month anniversary of the date upon which or following a Complete Change in Control a Common Unit Value of $15.00 is met or exceeded.

To the extent unvested, the RDU's will expire upon a Termination of Relationship.

Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan Grant Date: March 8, 2013 Restricted Deferred Units (RDU's)

Tranche A RDU's (0% Vested)	564,913

The Tranche A RDU's vest upon the earlier to occur of (i) the one-year anniversary of the date that upon which or following a Realization Event a Common Unit Value of $3.50 is met or exceeded; or (ii) the six-month anniversary of the date upon which or following a Complete Change in Control a Common Unit Value of $3.50 is met or exceeded.

To the extent unvested, the RDU's will expire upon a Termination of Relationship.